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                                 [LETTERHEAD]

December 13, 1995

Mr. Scott A. Braly
President and Chief Executive Officer
Hawthorne Savings, F.S.B.
2381 Rosecrans Avenue
El Segundo, CA 90245

Dear Mr. Braly:

This will acknowledge receipt of your letter dated December 13, 1995, together with the summary of Hawthorne Savings' core and risk-based capital, and the related ratios to assets and risk-weighted assets, as of November 30, 1995 and forecasted at December 31, 1995. Subject to the accuracy of the information contained in your letter and its attachments, please be advised that the Prompt Corrective Active Directive issued by the Office of Thrift Supervision ("OTS") to Hawthorne Savings on June 30, 1995, is terminated effective as of the date hereof. Further, please be advised that Hawthorne Savings' capital restoration plan dated June 22, 1995 is void, effective as of the date hereof.

If you have any questions, or need any additional information, please contact Assistant Regional Director Timothy J. Lane at (714) 440-3998.

Very truly yours,

/s/ John F. Robinson

John F. Robinson
Regional Director

cc: K. Krichbaum, FDIC